Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated May 21, 2026 (the “Closing Date”), is made and entered into by and between Netcapital Inc., a Utah corporation, or its assignee (the “Buyer”), and Codesharp Corporation, a Canadian corporation (the “Seller”). The Buyer and the Seller may be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Seller is engaged in the development of a specialized Artificial Intelligence (“AI”) infrastructure provider and AI agent platform known as the “NetNudge AI Agent Platform,” which allows users to create specialized AI agents to assist in running and automating business operations, customer engagement, workflow management, operational analytics, and enterprise decision-making, and which is designed to function as an enterprise operational intelligence and automation platform powered by AI agents (collectively, the “NetNudge AI Agent Platform Business”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Buyer desires to acquire and purchase from the Seller, and the Seller desires to sell and assign to the Buyer, substantially all of the Seller’s assets related to the NetNudge AI Agent Platform Business (other than the Excluded Assets (as defined below)).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and in reliance upon the representations and warranties contained herein, the Parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes hereof, the following terms have the respective meanings set forth in this Section 1.1:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Business Day” means any day other than a Saturday, Sunday, or federal legal holiday.

“Buyer Stock” means (i) the 600,000 shares of the Buyer’s preferred stock issued on the Closing Date PLUS (ii) the preferred stock to be issued to the Seller upon the achievement of the Revenue Milestone.

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“Claim” means any arbitration, complaint, charge, investigation, allegation, filing, claim, audit, petition, action, suit, proceeding, demand, or assessment of any kind.

“Competitive NetNudge AI Agent Platform Business” means any business, organization, or enterprise whose business activities, products or services are competitive with the NetNudge AI Agent Platform Business and/or the NetNudge AI Agent Platform as of the Closing Date.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services and/or research and/or development of the AI Agent Platform Business and/or its respective suppliers, licensors, licensees, customers, independent contractors, and/or other business relations. For the avoidance of doubt, Confidential Information does not include information that becomes publicly known through no fault of the Seller or other improper means.

“Contract” means any oral or written contract, lease, mortgage, license, instrument, note, commitment, undertaking, indenture, or other agreement to which a Person is a party or by which such Person is, or such Person’s assets are, bound.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Indebtedness” means, with respect to any Person, as of any time, without duplication, all obligations, including the outstanding principal amount of, accrued and unpaid interest on, and other liquidated payment obligations (including any prepayment penalties, premiums, costs, breakage, or other amounts payable in connection with the prepayment, repayment, or retirement thereof) of such Person consisting of or related to (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, or other debt security (including a purchase money obligation), (c) obligations under leases that are required to be capitalized in accordance with GAAP, (d) obligations for the deferred purchase price of property, goods, or services, (e) letters of credit (whether drawn or undrawn), (f) all obligations under any currency or interest rate swap, hedge, or similar agreement or arrangement (with respect to the NetNudge AI Agent Platform Business, determined as if such instrument were terminated as of the Closing Date), and (g) guarantees of any Liability of a third party of the type described in the foregoing clauses (a) through (f).

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“Intellectual Property” means rights in the following: throughout the world: (a) trademarks and service marks, including all common law rights, state, federal, and/or foreign applications and registrations, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and other confidential and proprietary information (including ideas, know-how, processes, methods, techniques, research and development, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architecture, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information); (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests, and protections, whether statutory or under common law, that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Law” means any federal, state, county, provincial, or local, or other foreign law, statute, legislation, constitution, principle of common law, judicial decision, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, directive, determination, charge, direction, or other restriction of any Governmental Authority, as well as any act issued by any competent authority in application thereof.

“Liability” (individually) and “Liabilities” (collectively) means any liability or obligation of whatever kind or nature (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, recorded or unrecorded, including any contract granting any of the foregoing.

“Ordinary Course of NetNudge AI Agent Platform Business” means, with respect to the Seller, the ordinary course of business, consistent with past custom and practice (including in nature, frequency, and amount).

“Organizational Documents” means: (a) with respect to a limited liability company, the certificate or articles of formation and limited liability company operating agreement; (b) with respect to any other entity, each charter, certificate of formation, by-laws, partnership agreement, joint venture agreement, operating agreement, and similar governing instrument or document, as applicable, adopted or filed in connection with the creation, formation, or organization of such entity; and (c) any amendment to any of the foregoing.

“Owned Software” means all software (including source code and object code), computer programs and software products owned or purported to be owned by the Seller.

“Person” means an individual, corporation, partnership, joint venture, corporate, joint stock company, estate, labor union, Governmental Authority, corporate organization, trust, association, or other entity.

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“Revenue Milestone” shall be deemed achieved if and only if the cumulative GAAP revenue of the Acquired Business Unit alone (and not including revenue of the Corporation’s pre-existing operations or any other business unit), as reported in the audited consolidated financial statements of the Corporation included in the Third Annual Report and as confirmed in writing by the Independent Auditor, equals or exceeds Three Million Dollars ($3,000,000) for the Earnout Period (such revenue, the “Acquired Business Unit Revenue”). For purposes of clarity: (a) only audited GAAP revenue of the Acquired Business Unit shall be counted; (b) intercompany revenue and revenue derived from the Corporation’s pre-existing operations shall be excluded; and (c) achievement is measured cumulatively over the full Earnout Period and not by reference to any single fiscal year.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Subscription Agreement” means a subscription agreement for the Buyer Stock, dated as of the Closing Date, between the Buyer and the Seller, in form and substance reasonably acceptable to both Parties.

“Systems” means all software (including source code and object code), including the Owned Software, computer programs, software products, computer firmware, data processing, communications, telecommunications, networks and computer systems and related hardware that are owned by or used or relied on by the Seller.

“Taxes” means (a) all federal, state, county, local, or foreign income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, windfall profits, license, service, service use, withholding, payroll, social security, employment, unemployment, estimated, excise, severance, environmental, stamp, capital stock, alternative or add-on minimum, occupation, premium, property (real or personal), real property gains, customs, duties, estimated, or other taxes, fees, assessments, or charges of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto), whether disputed or not; (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition for the Taxes of any other Person pursuant to Section 1.1502-6 of the Treasury Regulations (or any comparable provisions under state, local or non-U.S. Law); and (c) any Liability for the payment of any amount of type described in clause (a) of this definition as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person as a successor or transferee, by Contract, or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document required to be filed with a United States or Canadian Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” or “Third Parties” means any Person that is not a Party.

“Third Party Software” means all software (including source code and object code), computer programs and software products other than the Owned Software.

“Transaction Documents” means this Agreement, the IP Assignment, the Subscription Agreement, and the other agreements, instruments, and documents required to be delivered by a Party at the Closing pursuant to this Agreement.

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Any other capitalized term not defined herein shall; have the meaning ascribed by the Corporation’s Certificate of Designation executed on or about this same date.

1.2 Cross References. Each of the following capitalized terms is defined in the Section of this Agreement set forth opposite such term below:

Term	Section	Term	Section

Action	4.8	Excluded Assets	2.2

Assumed Liabilities	2.3	Excluded Liabilities	2.4

IP Assignment	3.2(a)(ii)	Losses	7.1

Books and Records	2.1(h)	Purchased Assets	2.1

NetNudge AI Agent Platform		Assumed Contracts	2.1(b)

Business	Preamble	Purchase Price	2.5

Buyer	Preamble	Seller	Preamble

Closing	3.1	Tangible Property	2.1(a)

Closing Date	Preamble

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase of Assets. Subject to the terms and conditions of this Agreement, the Buyer hereby purchases from the Seller and the Seller hereby sells, grants, conveys, assigns, transfers, and delivers to the Buyer, free and clear of any Liens, all assets, property, business, and other rights of the Seller, solely to the extent that such assets, properties and rights exist as of the Closing Date and primarily relate to the NetNudge AI Agent Platform Business, except the Excluded Assets (the “Purchased Assets”), which Purchased Assets shall include, without limitation, all of the Seller’s right, title, and interest to the assets listed on Schedule 2.1, as well as the following, solely to the extent as they primarily relate to the NetNudge AI Agent Platform Business:

(a) all inventory and tangible personal property of the NetNudge AI Agent Platform Business (collectively, the “Tangible Property”);

(b) all rights existing under all Contracts of the Seller set forth on Schedule 2.1(b) (collectively, the “Assumed Contracts”);1

(c) all permits, licenses, registrations, orders, and approvals which are held by Seller with respect to the NetNudge AI Agent Platform Business (the “Licenses”), if any;

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(d) all Intellectual Property of the Seller, domain name, social media accounts, and any content (including any copyright therein), and all goodwill associated therewith, as further described on Schedule 2.1;

(e) all Systems of the Seller including, without limitation, all Owned Software, as further described on Schedule 2.1;

(f) all of the Seller’s rights, claims, credits, causes of action or rights of recovery or set-off against Third Parties originating or resulting from, arising in connection with or related to the Purchased Assets and/or the NetNudge AI Agent Platform Business, whether liquidated or unliquidated, fixed or contingent;

(g) all marketing materials used in connection with the NetNudge AI Agent Platform Business and the Purchased Assets, all customer contact lists and customer relationships of the NetNudge AI Agent Platform Business, and all supplier lists and supplier relationships of the NetNudge AI Agent Platform Business;

(h) originals, or where not available, copies, of all books and records, including machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements, and marketing and promotional surveys, material, and research, in each case with respect to the NetNudge AI Agent Platform Business or the Purchased Assets (collectively, the “Books and Records”);

(i) all goodwill of the NetNudge AI Agent Platform Business as a going concern;

(j) all prepaid supplies, prepaid expenses and deposits to the extent related to the NetNudge AI Agent Platform Business; and

(k) all the Seller’s rights, titles and interests at the Closing in, to and under all other assets, rights and claims of every kind and nature primarily related to or primarily used in the NetNudge AI Agent Platform Business that are not included in Excluded Assets.

2.2 Excluded Assets. The Parties acknowledge and agree that the Purchased Assets shall not include the following (collectively the “Excluded Assets”):2

(a) except as specifically set forth in 2.1(h) above, Organizational Documents, minute books, stock books, tax returns, books of account, statutory books, or other records having to do with the organization of the Seller;

(b) except as specifically set forth in 2.1(h) above, all employee Contracts, personnel files, other employee-related files or records, and any other books and records that the Seller is prohibited from transferring to the Buyer under applicable Law or is required by applicable Law to retain;

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(c) all Contracts related to Indebtedness of the Seller or the NetNudge AI Agent Platform Business; including any loans from any of the equity owners of the Seller or any of their respective Affiliates; and

(d) all equipment leased by and from Third Parties.

2.3 Assumed Liabilities. The Seller hereby assigns and delegates to the Buyer, and the Buyer hereby assumes from the Seller, the following, but only the following, Liabilities of the Seller:

(a) the Seller’s obligations under the Assumed Contracts, and in each case, to the extent, and only to the extent, that such obligations: (i) first arise or accrue after the Closing Date; (ii) do not arise as a result of any action, inaction, error, omission, breach, or default by the Seller or any of its Affiliates occurring prior to or as of the Closing Date; and (iii) are not included in the Excluded Liabilities (as defined hereunder) (the “Assumed Liabilities”).

2.4 Excluded Liabilities. Except for the Assumed Liabilities, the Buyer assumes no Indebtedness, debt, liability, or obligation of the Seller arising in respect of any act, occurrence, agreement, or state of facts in effect before or on the Closing Date, or of the NetNudge AI Agent Platform Business arising in respect of any act, occurrence, agreement, or state of facts in effect before the Closing Date (collectively, the “Excluded Liabilities”), and it is expressly understood and agreed that all such Excluded Liabilities shall remain the sole obligation of the Seller. The Buyer shall not assume any Indebtedness, debt, liability, or obligation of the Seller whatsoever in respect of any current or former employee of the Seller including but not limited to any current or former independent contractor. Notwithstanding any of the foregoing, the Seller agrees to timely pay and discharge all outstanding liabilities and obligations (including the Excluded Liabilities) on or immediately following the Closing Date.

2.5 Purchase Price. The purchase price (the “Purchase Price”) payable to the Seller for the Purchased Assets shall be the issuance of the Buyer Stock to the Seller, which shall be issued in accordance with the Subscription Agreement.

2.6 Consents of Third Parties. 3Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey, or deliver any intended Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such attempted sale, assignment, transfer, conveyance, or delivery, without the consent, approval, or authorization of a Governmental Authority or other Third Party (each individually a “Required Consent”, and collectively, the “Required Consents”), would: (a) constitute a breach or other contravention of such intended Purchased Asset; (b) be void or voidable; or (c) in any way adversely affect the rights of the Buyer thereunder, unless and until each Required Consent is obtained. If any Required Consent is not obtained prior to the Closing Date and the Closing (as defined hereunder) nonetheless occurs, the Seller shall use commercially reasonable efforts to obtain such Required Consent as promptly as practicable thereafter, and until such Required Consent is obtained the Seller shall cooperate with the Buyer in a mutually agreeable arrangement under which the Buyer would obtain the benefits and assume the related obligations under any Purchased Asset that is subject to the provisions of this Section 2.6 in accordance with this Agreement.

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2.7 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as provided by the Buyer’s accountant (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. The Buyer and the Seller shall file all returns, declarations, reports, information returns, and statements, and other documents relating to Taxes (including amended returns and claims for refund) in a manner consistent with the Allocation Schedule.

ARTICLE 3

CLOSING

3.1 Closing. The closing of the transactions provided for herein (the “Closing”) will take place remotely by exchange of documents and signatures (or their electronic counterparts) on the Closing Date, or such other date as may be mutually agreed to by the Parties. All proceedings to be taken and all Transaction Documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and, no proceedings shall be deemed taken nor any Transaction Documents executed or delivered until all have been taken, executed, and delivered.

3.2 Closing Deliveries. At Closing, or promptly following the Closing as may be mutually agreed between the Parties, the Parties shall deliver the following, in addition to any other documents, agreements or deliverables required or provided by this Agreement:

(a) The Seller shall deliver to the Buyer the following (the “Seller Closing Deliveries”):

(i) a certificate of the secretary or other officer of the Seller certifying, as of the Closing Date, in form and substance reasonably satisfactory to the Buyer (A) the Seller’s Organizational Documents in effect as of the Closing Date; (B) resolutions duly adopted by the Board of Directors and shareholders of the Seller authorizing and approving the execution, delivery, and performance of this Agreement and each Transaction Document to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby, which resolutions shall have been certified as true, correct, and in full force and effect without rescission, revocation, or amendment as of the Closing Date; and (C) the incumbency and signatures of the officers of the Seller authorized to execute and deliver this Agreement and each Transaction Document to which the Seller is a party;

(ii) a bill of sale;

(iii) an assignment of assumption of the Assumed Contracts assigning the Assumed Contracts to the Buyer;

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(iv) an assignment of Intellectual Property (the “IP Assignment”) duly executed by the Seller, transferring the Intellectual Property included in the Purchased Assets to the Buyer, free and clear of any liens or encumbrances, providing good and marketable title to the Purchased Assets;

(v) the Subscription Agreement, duly executed by the Seller;

(vi) all Books and Records pertaining to the NetNudge AI Agent Platform Business to be delivered to the Buyer at the Buyer’s principal executive offices, or as the Buyer shall otherwise expressly agree, including, without limitation, source code, documentation, development tools, encryption keys and any other materials necessary for operating and maintaining the NetNudge AI Agent Platform Business.

(vii) a certificate of good standing of issued by the Secretary of the State of New York certifying that the Seller is in good standing prior to the Closing Date; and

(viii) such other documents and instruments as may be reasonably requested by the Buyer in order to consummate the transaction described in this Agreement.

(b) The Buyer shall deliver the following (the “Buyer Closing Deliveries”):

(i) the Buyer Stock to the Seller via book entry on the Buyer’s electronic stock ledger maintained by the Buyer’s transfer agent;

(ii) duly executed counterparts of the Transaction Documents to which the Buyer is a party thereto;

(iii) a certificate of an officer of the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Seller, certifying (A) resolutions duly adopted by the governing body of the Buyer authorizing and approving the execution, delivery, and performance of this Agreement and each Transaction Document to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby, which resolutions shall have been certified as true, correct, and in full force and effect without rescission, revocation, or amendment as of the Closing Date; and (B) the incumbency and signatures of the officers of the Buyer authorized to execute and deliver this Agreement and each Transaction Document to which the Buyer is a party; and

(iv) Such other documents and instruments as may be reasonably requested by the Seller in order to consummate the transaction described in this Agreement.

3.3 Mutual Closing Conditions of the Parties. The respective obligations of the Seller and the Buyer to close the transaction contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions precedent (the “Mutual Closing Conditions”):

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(a) Adverse Proceedings. No litigation or other court action shall have been commenced by a Third Party seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

(b) Adverse Law. No Applicable Law or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary or permanent) which (i) is in effect, and (ii) has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

3.4 Closing Conditions of the Buyer. The obligation of the Buyer to affect the Closing is subject to the satisfaction, or waiver by the Buyer, of the following conditions:

(a) Seller’s Deliveries. All of the Seller Closing Deliveries shall have been delivered to the Buyer at Closing.

(b) Representations and Warranties. The representations and warranties contained in or made pursuant to this Agreement and/or any and all certificates or documents delivered pursuant to this Agreement made by the Seller shall be true and correct in all material respects when made, and shall also be true and correct at the time of Closing (or on such other date as is applicable to such representation and warranty).

(c) Performance of Obligations of the Seller. Each covenant, agreement, and obligation required by the terms of this Agreement to be complied with, and performed by, the Seller at or prior to the Closing shall have been duly and properly complied with and performed.

(d) Third Party Consents. All Third Party consents to be obtained prior to the Closing in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by any Party, shall have been made or obtained.

(e) Due Diligence. The Buyer shall have concluded its due diligence investigation and the results of such due diligence are satisfactory to the Buyer in its sole discretion. Any concerns related to Buyer’s due diligence shall be provided in writing by Buyer to Seller on or before the Closing Date. In the event Buyer fails to provide Seller with notice of concerns regarding its due diligence, this condition shall be deemed waived. For the avoidance of doubt, the Buyer’s due diligence investigation includes a technical and product review of the NetNudge AI Agent Platform and related Systems, led by a designated advisor on the Buyer’s behalf.

3.5 Closing Conditions of the Seller. The obligations of the Seller to affect the Closing are subject to the satisfaction, or waiver by the Seller, of the following conditions:

(a) Buyer’s Deliveries. All of the Buyer Closing Deliveries shall have been delivered to the Buyer at Closing.

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(b) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement, any and all Schedules hereto, and/or any and all certificates or documents delivered in connection with Agreement shall, to the Buyer’s actual knowledge as of the Closing Date, be true and correct in all material respects as of the date hereof and as of the Closing Date.

(c) Performance of Obligations of the Buyer. Each covenant, agreement, and obligation required by the terms of this Agreement to be complied with, and performed by, the Buyer at or prior to the Closing shall have been duly and properly complied with and performed.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As a material inducement to the Buyer to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, the Seller hereby represents and warrants to the Buyer as follows, in each case as of the Closing Date (except where expressly limited to a specific date):

4.1 Organization and Power. The Seller was duly formed and is in good standing under the Laws of Canada, and has all requisite power and authority to own the Purchased Assets and conduct the NetNudge AI Agent Platform Business as currently owned and conducted.

4.2 Authority. The Seller has full power and authority to execute and deliver this Agreement and each other Transaction Document to which the Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Seller of this Agreement and the other Transaction Documents to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of the Seller.

4.3 Binding Obligation. This Agreement and each other Transaction Document to which the Seller is a party have been duly and validly executed and delivered by the Seller, and this Agreement (assuming due authorization, execution, and delivery by the Buyer) and each such Transaction Document (assuming due authorization, execution, and delivery by the other parties thereto) constitute the legal, valid, and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that such enforceability may be limited by: (a) applicable bankruptcy, insolvency, reorganization, or other Laws affecting the enforcement of creditor’s rights generally; and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

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4.4 No Conflicts; Consents. The execution, delivery, and performance by the Seller of this Agreement and the other Transaction Documents to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Seller; (b) conflict with or result in a violation or breach of, or default under, any judgment, order, decree, Law, rule, or regulation applicable to the Seller, the NetNudge AI Agent Platform Business, or any of the Purchased Assets; (c) conflict with or result in a violation or breach of, or default under (with or without notice or lapse of time or both), or result in the termination, acceleration, or modification of or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any Contract, or other instrument to which the Seller is a party or otherwise bound or to which any of the Purchased Assets is subject; or (d) result in the creation or imposition of any Lien on any of the Purchased Assets. the Seller is not required to give any notice to, or obtain any consent, permission, approval, waiver, or authorization from, or make any filing or declaration with, or pay any penalty, assessment, or special payment to any Person (including any Governmental Authority) in connection with the execution, delivery, and performance by the Seller of this Agreement, the other Transaction Documents to which the Seller is a party, or the consummation of the transactions contemplated hereby or thereby.

4.5 Title to the Purchased Assets. No Purchased Asset is subject to any commitment or other arrangement for its use by the Seller or any other Person other than in connection with the NetNudge AI Agent Platform Business. Upon the sale, assignment, transfer, and conveyance of the Purchased Assets to the Buyer there will be vested in the Buyer, good and marketable title to the Purchased Assets, free and clear of any Liens.

4.6 Tangible Property.

(a) The Seller owns all inventory and Tangible Property related to the NetNudge AI Agent Platform Business, and upon transfer to the Buyer at Closing, the Buyer will have title to all Tangible Property free and clear of liens, claims and encumbrances.

(b) The Tangible Property is sufficient for the conduct of the NetNudge AI Agent Platform Business. Each item of Tangible Property is free from material defects, has been maintained in accordance with normal industry practice, is in safe and good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. Each item of Tangible Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the NetNudge AI Agent Platform Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the NetNudge AI Agent Platform Business as currently conducted. None of the Excluded Assets are material to the NetNudge AI Agent Platform Business. Without limiting the foregoing, the Purchased Assets include all rights, property, assets, systems, data rights, documentation, configurations, workflows, prompt libraries, integrations, and other materials necessary for the Buyer, following the Closing, to own, operate, maintain, modify, train, refine, deploy, commercialize, and further develop the NetNudge AI Agent Platform in a private or closed LLM environment, including for internal workflow ingestion, agentic evaluation of businesses, automated question-and-answer and review functions, customer and staff interaction analysis, and Reg CF platform and capital-raising related operational workflows.

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(c) All Systems (including the NetNudge AI Agent Platform) are in good working condition and are sufficient for the operation of the NetNudge AI Agent Platform Business as currently conducted. There has been no material malfunction, failure, continued substandard performance, denial-of-service, or any cyber incident, including any cyberattack, of the Systems owned by the Seller. The Seller has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Systems owned and controlled by it, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

4.7 Assumed Contracts. Schedule 2.1(b) attached hereto sets for a list of Contracts to which the Seller is party. Each Assumed Contract set forth on Schedule 2.1(b) is in full force and effect in accordance with the terms thereof. All amounts due under each Assumed Contract have been paid in the Ordinary Course of NetNudge AI Agent Platform Business. None of the Assumed Contracts have been modified, altered, or amended in any respect other than in the Ordinary Course of NetNudge AI Agent Platform Business, except as set forth in Schedule 2.1(b). To Seller’s knowledge, no default by any Person exists under any Assumed Contract, except to the extent such default would not have a material adverse effect on the NetNudge AI Agent Platform Business. Seller has not received any notices from any parties to the Assumed Contracts that any of the Assumed Contracts are being terminated and Seller is not aware of any plans by any party to an Assumed Contract to terminate the Assumed Contract, except to the extent any such termination would not have a material adverse effect on the NetNudge AI Agent Platform Business.

4.8 Brand and Domain License.

(a) Seller represents that the NetNudge platform operates under the brand “NetNudge” and the domain www.netnudge.com, which are owned by Dotcom Capital LLC.

(b) Seller further represents that CodeSharp Corporation has been granted a valid and enforceable license by Dotcom Capital LLC to use such brand and domain in connection with the NetNudge AI Agent PlatformNetNudge AI Agent Platform Business.

(c) Seller represents and warrants that such license permits sublicensing or assignment, and that Seller has the full right to grant to Buyer, and hereby grants to Buyer at Closing, a sublicense (or assignment, if permitted) of such rights sufficient for Buyer to continue operating the NetNudge platform without interruption following the Closing.

(d) Seller shall use commercially reasonable efforts to obtain any required consents from Dotcom Capital LLC to effectuate such sublicense or assignment prior to or at Closing.

(e) Seller represents that no default exists under such license and that such license is in full force and effect as of the Closing Date.

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4.9 Legal Proceedings. There are no actions, claims, charges, demands, audits, suits, investigations, inquiries or proceedings (collectively, “Actions”) pending against the Seller or its past or present officers, directors, employees, managers or members or in rem against any of the Purchased Assets or, to the Seller’s knowledge, threatened against the Seller or its past or present officers, directors, employees, managers or members or in rem against any of the Purchased Assets, at law or in equity, in any court (civil or criminal), or before or by any governmental body which could (i) affect the validity or enforceability of this Agreement of the documents contemplated hereby to be executed by the Seller, (ii) delay consummation of the transactions contemplated hereby or (iii) establish a Lien against any of Purchased Assets.

4.10 Compliance with Laws. The Seller is, and has always been, in compliance in all material respects with all Laws with which it is or was required to comply in connection with its ownership of the Purchased Assets and the operation of the NetNudge AI Agent Platform Business.

4.11 Indebtedness. As of the Closing Date, neither the Seller nor the NetNudge AI Agent Platform Business have any Indebtedness, and the Seller does not guarantee any Indebtedness of any other Person.

4.12 Bankruptcy. There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under other debtor relief laws contemplated by, pending or threatened against the Seller.

4.13 Financial Statements. Any financial statements provided by the Seller to the Buyer present completely and accurately, in all material respects, the results of operations and cash flows of such NetNudge AI Agent PlatformNetNudge AI Agent Platform Business for the periods set forth therein.

4.14 Taxes. All tax returns of the Seller filed prior to the Closing are true, correct, and complete in all material respects, and present fairly the tax position of the Seller and the NetNudge AI Agent Platform Business at the dates of such returns. For the past five (5) years, the Seller has filed all federal, state, county, local, and foreign income, franchise, excise, sales, use, property, withholding, unemployment, and other tax returns or information which are required to be filed by it in all countries, states, cities and towns, and other jurisdictions in which it is incorporated or is qualified to do business as a foreign corporation or otherwise transacts business up to and including the Closing, and has paid all taxes which are required to be paid, whether or not shown on such returns, or which have become due pursuant to such returns or any assessment which has been received by the Seller and will continue to do so up to the Closing. Seller further represents the following:

(a) the Seller has filed all required Canadian tax returns and paid all Canadian taxes due;

(b) there exists no outstanding assessments or reassessments by the Canada Revenue Agency (“CRA”); and

(c) Seller shall fully indemnify Buyer from any pre-closing Canadian tax liabilities assessed against the purchased assets.

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4.15 Investment Intent. The Seller is acquiring the Buyer Stock as an investment for its own account and not with a view to its distribution within the meaning of the 1933 Securities Act and any applicable state securities laws.

4.16 Intellectual Property.

(a) Schedule 2.1 contains a list of: (i) all registered copyrights of the Seller; (ii) all patent rights of the Seller; (iii) all registered trademarks of the Seller; (iv) all internet domain names registered in the name of the Seller; (v) all pending applications of the Seller for any of (i) through (iv); and (vi) all material assumed or material fictitious names under which the Seller conducts business.

(b) Schedule 2.1 contains a list of: (i) all Owned Software; (ii) all Third Party Software licensed to the Seller, other than unmodified Third Party Software subject to shrink-wrap, click-through, or similar licenses that are commercially available to the general public with a replacement cost or annual license fee of less than $10,000 and not incorporated into, linked to or distributed with the Owned Software.

(c) The Seller exclusively owns the Intellectual Property, or has sufficient rights to, all other Intellectual Property used in or necessary to the business of the Seller (including the NetNudge AI Agent Platform Business), in each case free and clear of any Liens. All of the Intellectual Property owned by or exclusively licensed to the Seller is subsisting, valid, and enforceable. The Seller is not in breach of, or default under, any license to it of Intellectual Property of others and no other party to such license is in breach thereof or default thereunder.

(d) Neither the use of Intellectual Property by the Seller nor the operation of its business infringes, misappropriates, dilutes, or otherwise violates, or, within the prior three (3) year period, has infringed, misappropriated, diluted, or otherwise violated, any rights in Intellectual Property, including any trade secrets, trademarks, copyrights, or patent rights, of any other Person or Third Party, and the Seller has not received any written notice of any pending claim against it, complaint, or demand with respect to Intellectual Property (including with respect to infringement, misappropriation, or other violation of rights in Intellectual Property of any other Person or the enforceability, use, ownership, scope or validity of any Intellectual Property). No other Person has infringed, misappropriated, diluted, or otherwise violated any Intellectual Property owned by or exclusively licensed to the Seller, and the Seller has not sent any written notice or brought any judicial, administrative, or arbitration suit, legal action, or proceeding alleging the same.

(e) All Persons who have participated in or contributed to the conception, authorship, creation, or development of any Intellectual Property for the Seller or under the direction or supervision of the Seller, has executed and delivered to the Seller a valid and enforceable written contract: (i) providing for the non-disclosure by such Person of all trade secrets and other confidential and proprietary information of the Seller; and (ii) providing for the assignment (by way of a present grant of assignment) by such Person to the Seller of all Intellectual Property conceived of, authored, created, or developed by such Person in connection with his or her employment by, engagement by, or contract with the Seller.

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(f) Seller further represents and warrants that all source code, datasets, training materials, prompts, workflows, agent configurations, automation logic, embeddings, vectorized data structures, and other materials used in the operation or development of the NetNudge AI Agent Platform are either exclusively owned by Seller or validly licensed for transfer and continued commercial use by Buyer following Closing, and that no current or former employee, contractor, consultant, or third party retains any ownership interest, license restriction, reversionary right, or claim thereto. All third-party AI tools, APIs, hosted models, cloud infrastructure, and software dependencies necessary to operate the platform are either transferable or commercially replaceable without material impairment to the business.

4.17 Data Privacy. In connection with its collection, storage, transfer (including without limitation, any transfer across national borders), and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees, and/or other Third Parties (collectively, “Personal Information”), the Seller is and at all times has been in compliance in all material respects with all applicable laws in all relevant jurisdictions, the Seller’s privacy policies, and the requirements of any contract or codes of conduct to which the Seller is a party. The Seller has commercially reasonable physical, technical, organizational, and administrative security measures and policies in place designed to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Seller is and at all times as has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

4.18 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Seller.

4.19 Foreign Person. Seller is NOT a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

4.20 No Outside Reliance. Notwithstanding anything contained in Agreement, the Seller acknowledges and agrees that neither the Buyer nor any of its Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members, agents, or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and, except as set forth in this Agreement, the Seller has not relied on any representation, warranty or statement of any kind by the Buyer or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives), beyond those expressly given in ARTICLE 5, including any implied warranty or representation as to condition, merchantability, suitability, or fitness for a particular purpose or trade as to any of the assets of the Buyer. Without limiting the generality of the foregoing, it is understood that any information, documents, or other materials or management presentations that have been or shall hereafter be provided to the Seller or any of its Affiliates, agents, or representatives are not and will not be deemed to be representations or warranties of the Buyer, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in ARTICLE 5. Except as otherwise expressly set forth in this Agreement, the Seller understands and agrees that any assets, properties, and business of the Buyer are furnished “as is”, “where is” and, subject only to the representations and warranties contained in ARTICLE 5, with all faults and without any other representation or warranty of any nature whatsoever.

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4.21 Employment Matters. The Seller has materially complied and is in material compliance with all legal requirements relating to the employment of labor, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes. There are no employment agreements or consulting contracts (other than those terminable at will without liability to the NetNudge AI Agent Platform Business) with any employees or consultants of the Seller.

4.22 Capitalization. Adnan is the sole shareholder of the Seller and no other person holds any rights to the shares of the Seller.

4.23 Related Party Transactions. There are no Contracts or other arrangements involving the NetNudge AI Agent Platform Business in which the Seller, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any Purchased Asset.

4.24 No Adverse Changes. There have been, and at the date of the Closing there will have been, no material adverse changes in the financial condition of the Seller or the NetNudge AI Agent Platform Business, and no liabilities or obligations incurred by the Seller or transfers of property, except as herein provided, other than those events which may occur in the Ordinary Course of NetNudge AI Agent Platform Business. At the time of the Closing, there will have been no damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the NetNudge AI Agent Platform Business.

4.25 Full Disclosure. No representation or warranty by the Seller in this Agreement and no statement contained in any disclosure schedules to this Agreement or any certificate or other document furnished or to be furnished to the Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 5

REPRESENTATIONS OF WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

5.1 Organization and Authority of the Buyer; Enforceability. The Buyer is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Utah. The Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer.

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5.2 No Conflicts; Consents. The execution, delivery, and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not, to the Buyer’s actual knowledge: (a) conflict with or result in a violation or breach of, or default under, any of the Organizational Documents of the Buyer; or (b) conflict with or result in a violation or breach of, or default under, any judgment, order, decree, Law, rule or regulation applicable to the Buyer. The Buyer is not and will not be required to give any notice to, or obtain any consent, approval, waiver, or authorization from, or make any filing or declaration with, any Person (including any Governmental Authority), other than, in the case of clause (b), any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby.

5.3 Buyer Stock. The issuance and delivery of the Buyer Stock in accordance with this Agreement shall be duly authorized by all necessary corporate action on the part of the Buyer and, when issued as contemplated hereby, such the Buyer Stock shall be duly and validly issued, fully paid and nonassessable.

5.4 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Buyer.

5.5 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Buyer’s knowledge, threatened against or by the Buyer or any Affiliate of the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

5.6 SEC Filings. To the extent the Buyer is required to file documents with the SEC, all of those documents are accurate in all material respects and fairly present, in all material respects, its financial condition as of the dates set forth therein.

5.7 SEC Wells Notice. Attached hereto as Schedule 5.7 is a copy of the Wells Notice that was issued to the Buyer on or about March 4, 2026.

ARTICLE 6

COVENANTS

6.1 Release of Liens. Prior to or as of the Closing, the Seller shall paid off any Indebtedness relates to the Purchased Assets and the NetNudge AI Agent Platform Business and shall have caused all Liens on or relating to any of the Purchased Assets and the NetNudge AI Agent Platform Business, at the Seller’s sole cost and expense, to be released, extinguished and discharged in full, and shall deliver to the Buyer instruments and UCC termination statements releasing, extinguishing and discharging all such Liens, all in form and substance satisfactory to the Buyer. In the event the Buyer elects to proceed with the Closing prior to its receipt of all such documentation, instruments and UCC termination statements, the Seller shall nevertheless obtain and deliver to the Buyer all such instruments and UCC termination statements, and obtain the release, extinguishment and discharge of all Liens contemplated by this Section 6.1, promptly after the Closing.

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6.2 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions, as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

6.3 Administration of Accounts; Communications Post-Closing. If, on or after the Closing Date, the Seller receives any payment or other proceeds (including the benefit of a mistaken payment) relating to any Purchased Asset or otherwise relating to the conduct or operation of the NetNudge AI Agent Platform Business after the Closing (excluding any payment or other proceeds relating to or included in the Excluded Assets), the Seller shall promptly remit to the Buyer the amount of any such payments or other proceeds. If, on or after the Closing Date, the Seller receives any correspondence, invoice, notice, or other communication relating to any Purchased Asset, Assumed Liability, or otherwise relating to the conduct or operation of the NetNudge AI Agent Platform Business after the Closing, the Seller shall forward such correspondence, invoice, notice, or other communication promptly to the Buyer.

6.4 Confidentiality; Restrictive Covenants.

(a) From and after the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the NetNudge AI Agent Platform Business, except to the extent that the Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If the Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, the Seller shall promptly notify the Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that the Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) The Seller acknowledges the competitive nature of the NetNudge AI Agent Platform Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the NetNudge AI Agent Platform Business, which the Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, for a period beginning on the Closing Date and expiring on the fifth (5th) anniversary thereof (the “Limited Period”), the Seller shall not, whether alone or through one or more intermediaries or affiliates (collectively, the “Seller Party Affiliates”), directly or indirectly do or attempt to do any of the following:

(i) own, manage, operate, control, invest in, participate in or be involved with any Competitive NetNudge AI Agent Platform Business, provided, however, that the foregoing restrictions shall not prohibit any of the Seller Party Affiliates from owning in the aggregate less than one percent (1%) of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market.

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(ii) solicit, raid, entice, or induce any customer, co-venturer, vendor, supplier or account of the Buyer to become a customer, co-venturer, supplier, vendor or account of, to or for any other Person, with respect to any Competitive NetNudge AI Agent Platform Business, or attempt in any manner to persuade any such person, to cease to do business or to reduce the amount of business which such person has customarily done or contemplates doing, or to terminate or change adversely any relationship of such person, with the Buyer; or

(iii) without the express prior written consent of the Buyer, directly or indirectly employ or retain, or attempt to employ or retain, or knowingly arrange or solicit, to have any other person employ or retain, whether as an employee or consultant, any person who heretofore (during the one-year period ending on the Closing Date) has been employed or retained by the Seller, or who is, on the date hereof or hereafter, employed or retained by the Buyer, as an employee or consultant or induce or assist any such person to leave the employ of the Buyer or any of its Affiliates.

(c) The Seller shall not, nor shall the Seller permit any of its Affiliates to, during the Limited Period or any time thereafter, use or divulge or make available to any Person, any Confidential Information, except such disclosure which is otherwise required by applicable Law (provided that the Buyer is given prompt notice of and reasonable opportunity to contest any such requirement to disclose such confidential information prior to making any such disclosure).

(d) The Seller acknowledges that a breach or threatened breach of this Section would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Seller of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). In the event that any of the provisions contained in this Section 6.4 would be held invalid, prohibited, or unenforceable in any jurisdiction because of the scope, duration, or area of its applicability or for any other reason, unless narrowed by construction, such provision shall for purposes of such jurisdiction only, be construed as if such invalid, prohibited, or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited, or unenforceable (or if such language cannot be drawn narrowly enough, the court making any such determination shall have the power to modify, to the extent necessary to make such provision or provisions enforceable in such jurisdiction, such scope, duration, or area or all of them, and such provision shall then be applicable in such modified form). If, notwithstanding the foregoing, any such provision would be held to be invalid, prohibited, or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction only, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions hereof. No narrowed construction, court-modification. or invalidation of any provision shall affect the construction, validity or enforceability of such provision in any other jurisdiction.

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6.5 Employees and Independent Contractors. The Seller shall terminate all of the Seller’s employees in accordance with all applicable federal, state and local laws, ordinances, and regulations, and shall pay and discharge all outstanding obligations owing to said employees to the extent they relate to periods prior to Closing, including, without limitation, obligations for wages, benefits, bonuses, vacation pay, and severance pay, if any. The Buyer shall have the right (but shall not be obligated), in its sole and absolute discretion, to rehire any of the Seller’s employees at who are willing to be rehired, and, in connection therewith, a true, correct, and complete list of the names of all current employees as of the date hereof has been delivered to the Buyer along with their respective dates of hire, pay rates, and job titles (collectively, “Employee Information”), which the Seller will have the right to update prior to Closing. The Employee Information shall be held in strict confidence by the Buyer. Seller shall further, prior to the Closing and effective no later than the Closing, terminate all independent contractor agreements, consulting agreements, freelance arrangements, and any other similar contractual relationships relating to the NetNudge AI Agent Platform Business, with the exception of those Assumed Contracts listed on Schedule 2.1(b). Seller shall provide Buyer with reasonable evidence of such terminations upon request, and shall remain responsible for all liabilities and obligations arising prior to or in connection with such terminations. The Seller shall make arrangements reasonably satisfactory to the Buyer to allow the Buyer or its representative to interview said employees or independent contractors for consideration for rehiring at such time as the Seller may agree.

6.6 Public Announcements. Neither Seller nor Adnanshall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer, and the Parties shall cooperate as to the timing and contents of any such announcement.

6.7 Bulk Sales Laws. The Seller represents that the sale of the Purchased Assets does not constitute the sale of substantially all of the Seller’s assets. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer. Any Liabilities arising out of the failure of the Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

6.8 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by the Seller when due. The Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Buyer shall cooperate with respect thereto as necessary).

6.9 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

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ARTICLE 7

INDEMNIFICATION

7.1 Indemnification by the Seller. The Seller shall, subject to the terms of this ARTICLE 7, indemnify, defend, and hold harmless the Buyer and its owner(s) and Affiliates (the “Buyer Indemnitees”) from and against any debts, obligations, and losses (including damages, costs and expenses, interest (including prejudgment interest), penalties, fines, reasonable legal and accounting fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts, but excluding loss of profits, diminution of value, and other consequential or punitive damages except to the extent such damages are paid or payable to a Third Party in respect of any third-party claims for which indemnification under the Agreement is otherwise provided, in which case all such damages shall be considered Losses for purposes of any indemnification claim pursuant to this Agreement (collectively, “Losses”)) that arise out of, relate to or result from:

(a) any inaccuracy in, or breach of, any of the representations or warranties of the Seller contained in this Agreement;

(b) any material breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement;

(c) any Excluded Asset or any of the Excluded Liabilities; and

(d) any Third-Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of the Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date.

7.2 Indemnification of the Buyer. The Buyer shall, subject to the terms of this ARTICLE 7, indemnify, defend and hold harmless the Seller and its owner(s) and Affiliates from all Losses that arise out of, relate to or result from:

(a) any inaccuracy in, or breach of, any of the representations or warranties of the Buyer contained in this Agreement;

(b) any material breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Buyer pursuant to this Agreement; and

(c) the Assumed Liabilities.

7.3 Survival. Subject to the limitations and other provisions of this Agreement, and except in the case of fraud, and except for the fundamental representations in Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.13, 4.17 and 4.18 (which shall survive for the applicable statute of limitations), the representations and warranties of the Seller in ARTICLE 4 of this Agreement and of the Buyer in ARTICLE 5 of this Agreement shall, in each case, remain in full force and effect until the date that is twenty-four (24) months from the Closing Date, on which date all such representations and warranties shall terminate. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date (including, for the avoidance of doubt, Sections 2.5 and 2.6), and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

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7.4 Indemnification Procedures.

(a) General. The Party making a claim under this ARTICLE 7 is referred to as the “Indemnitee,” and the Party against whom such claims are asserted under this ARTICLE 7 is referred to as the “Indemnitor”. To make an indemnification claim, an Indemnitee shall deliver to the Indemnitor a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to such indemnification claim and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such indemnification claim, and a reference to the provision of this Agreement upon which such indemnification claim is based; provided, that a Claim Notice in respect of any Third-Party Claim (as defined below) shall be given promptly after the Action is commenced; provided further that failure to give such Claim Notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been actually and materially prejudiced by such failure. The Indemnitee shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnitor does not assume the defense of any such Action, the Indemnitee may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnitor, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnitee in accordance with such defense and settlement shall relieve the Indemnitor of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnitor shall not settle any Action without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(b) Notice. After a Claim Notice is delivered to the Indemnitor in accordance with Section 7.4(a), the amount of indemnification to which an the Indemnitee shall be entitled under this ARTICLE 7 shall be paid within twenty (20) days after the Indemnitor’s receipt of the Claim Notice, unless the Indemnitor has delivered written notice objecting to such Claim Notice, in which case the claim for indemnification shall be made (i) by the written agreement between the Indemnitee and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction (for purposes of this Section 7.4(b), the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined); or (iii) by any other means to which the Indemnitee and the Indemnitor shall agree.

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(c) Third-Party Claims.

(i) If an Indemnitee receives notice of the assertion or commencement of any Action made or brought by any Third Party (a “Third-Party Claim”) with respect to which the Indemnitor is obligated to provide indemnification under this ARTICLE 7, such Indemnitee shall give such Indemnitor reasonably prompt written notice thereof (a “Third Party Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations hereunder. The Indemnitee shall have the sole right to defend or direct the defense or assume the defense of any such Third-Party Claim. The Indemnitor may, at its own expense, participate in the defense of any such Third-Party Claim, subject to the prior written consent of the Indemnitee. The Seller and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. The Indemnitee, in its sole and reasonable discretion, may settle or compromise any such Third-Party Claim, subject to prior meaningful consultation in good faith with the Indemnitor, and any such settlement or compromise shall be final and binding on the Indemnitor.

(ii) Notwithstanding the foregoing provisions of Section 7.4(c)(i) hereof, in the event of a Claim covered by said Section 7.4(c)(i) which (i) does not seek only monetary damages, but seeks injunctive relief against any Indemnified Party which is reasonably expected to be materially adverse to the results of operations or the financial condition of the Indemnified Parties, taken as a whole; or (ii) the Indemnifying Party elects not to compromise, and also elects not to defend such Claim, then in any such case under preceding clause (i) or clause (ii), the Indemnified Party may pay, compromise or defend such Claim on such reasonable and prudent terms and with such counsel as the Indemnified Party reasonably deems appropriate.

7.5 Right of Setoff. Any indemnification amounts payable to any Buyer Indemnitee pursuant to this ARTICLE 7 (“Covered Losses”) may be payable, at the Buyer’s election, by repurchasing such number of the Buyer Stock that have a fair market value equal to the amount of Covered Losses, at a price per share equal to the higher of either (i) the value of the Buyer Stock on the Closing Date; or (ii) the 10-day VWAP of the Buyer Stock on the date of the claim of the Covered Loss. The fair market value the Buyer’s common stock shall be based on the listed price per share of the Buyer’s common stock on the national securities exchange or over the counter market, as applicable, as of the close of business of the date on which the Covered Losses are incurred.

7.6 Cumulative Remedies. The rights and remedies provided in this ARTICLE 7 are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

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ARTICLE 8

MISCELLANEOUS

8.1 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon delivery, if personally delivered; (b) on the fifth (5th) day after being deposited with the U.S. Postal Service, if sent by certified or registered mail, return receipt requested; (c) on the next day after being deposited with a reliable overnight delivery service postage prepaid; or (d) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient in all cases, addressed to the other party at the following addresses:

If to the Seller, to:

Codesharp Corporation

Attn: Mir Adnan

[ADDRESS]

[ADDRESS]

If to the Buyer, to:

Netcapital Inc.

Attn: Todd Violette, CEO

1 Lincoln Street,

Boston MA 02111

Todd.Violette @netcapital.com

(and copy to)

Eckert Seamans Cherin & Mellott, LLC

Attn: Kristi Panduku, Esq.

Two International Place, 16th Floor

Boston, MA 02110

Email: KPanduku@eckertseamans.com

8.2 Costs of This Transaction. Except as specifically provided herein, each Party shall be responsible for and bear all of their own costs and expenses incurred at any time in connection with the negotiations which result in the consummation of this Agreement and the transactions contemplated herein.

8.3 Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition, or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

8.4 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement (without any obligation of such party to post any bond or other surety in connection therewith) and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such Party may be entitled at law or in equity.

8.5 Waiver of Compliance; Modifications. The party for whose benefit of warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other party hereto, and any defaults hereunder; provided, however, that such waiver shall not affect or impair the waiving party’s rights with respect to any other warranty, or representation of the same or any other matter on a future occasion. No supplement, modification, or amendment of this Agreement shall be binding unless it is in writing and executed by all of the Parties.

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8.6 Severability. Should any part of this Agreement be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the Parties that they would have executed the remaining portions of this Agreement without including any such part or portion which maybe declared invalid.

8.7 Entire Agreement. This Agreement supersedes all prior discussions and agreements (including any letters of intent or memorandums of understanding) among the Parties with respect to the subject matter of this Agreement, and this Agreement, including the appendices and schedules hereto to be delivered in connection herewith, contains the sole and entire agreement among the Parties with respect to the subject matter hereof.

Section 1.2 Incorporation of Recitals, Exhibits, and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

8.8 Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Parties and their respective heirs, successors, assigns and legal representatives.

8.9 Assignment. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties, provided that the Buyer (i) may grant a security interest in its rights under this Agreement to its lenders as security for the Buyer’ obligations to such lenders (and such lenders may exercise their rights and remedies with respect to such security interest); (ii) may assign its rights under the Agreement to any Affiliate of the Buyer (including, without limitation, any entity formed for purposes effecting the Closing hereunder) so long as such assignee also assumes the Buyer’ obligations hereunder; and (iii) may assign their rights to indemnity, in whole or in part, to any party that acquires an interest in the Buyer or their assets.

8.10 Attorney’s Fees. In the event any action for the breach of this Agreement is initiated, the prevailing party shall be entitled to attorneys’ fees, costs, and expenses incurred in connection with such action.

8.11 Waiver of Jury Trial. To the fullest extent permitted by applicable law, the Buyer and the Seller knowingly, voluntarily and intentionally mutually (a) waive the right to trial by jury in any civil action, claim, counterclaim, cross-claim, third-party claim, dispute, demand, suit or proceeding arising out of or in any way connected with this Agreement, any of the other Transaction Documents or of any conduct of any Party relating thereto; and (b) agree that any such action, claim, suit or proceeding shall be tried before a judge and not before a jury.

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8.12 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts. The Parties hereby agree that all Actions initiated or arising directly or indirectly out if this Agreement commenced by any Party against another Party shall be exclusively litigated in the state or federal courts of the Commonwealth of Massachusetts located in the City of Boston. The Parties hereby expressly submit and consent in advance to such jurisdictions, as applicable, in any Action in any of such courts. Service of process, summons, notice, or other documents by mail to such Party’s address set forth herein shall be effective service of process for any Action brought in any such court. The Parties waive any claim that such jurisdiction, as applicable, is an inconvenient forum or an improper forum based on lack of venue.

8.13 Legal Representation of the Parties. The Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

8.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The submission of a signature page transmitted by facsimile (or similar electronic transmission facility, including PDF via email) shall be considered as an “original” signature page for purposes of this Agreement so long as the original signature page is thereafter transmitted by mail or by other delivery service and the original signature page is substituted for the facsimile (or similar electronic transmission facility, including PDF via email) signature page in the original and duplicate originals of this Agreement.

8.15 Amendments, Waivers, and Termination of Agreement. No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.

8.16 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs, and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration, or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

[Signature Page to Follow.]

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IN WITNESS WHEREOF the Parties hereto have executed this Asset Purchase Agreement as the date first above mentioned.

BUYER:

NETCAPITAL INC.

By:	/s/ Todd Violette 5/21/2026
Name:	Todd Violette
Title:	Chief Executive Officer

SELLER:

Codesharp Corporation

By:	/s/ Mir Adnan 5/22/2026
Name:	Mir Adnan
Title:	Chief Executive Officer

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SCHEDULE 2.1

PURCHASED ASSETS AND INTELLECTUAL PROPERTY

The Parties acknowledge that the intended use of the NetNudge AI Agent Platform includes the ongoing ingestion, analysis, categorization, and utilization of operational business data, employee workflows, customer service interactions, knowledge base materials, historical question-and-answer datasets, sales and marketing activity, investment and user engagement analytics, and other enterprise-generated information for purposes of training, refining, optimizing, and deploying AI agents capable of automating business processes, customer support functions, market analysis, workflow management, investor engagement analysis, operational decision-making, and related enterprise activities.

AI Infrastructure, Operational Intelligence, and Automation Assets

The Purchased Assets include all software, systems, infrastructure, configurations, source code, object code, machine learning systems, orchestration frameworks, APIs, connectors, automation logic, prompt libraries, embeddings, vector databases, retrieval systems, training datasets, fine-tuning methodologies, agent architectures, analytics systems, and related technologies used in connection with the NetNudge AI Agent Platform Business.

The Purchased Assets further include all rights, title, and interests in and to all enterprise workflow automation systems and operational intelligence systems designed to ingest, process, analyze, categorize, store, retrieve, and utilize employee-generated workflows, operational procedures, internal business processes, customer service interactions, knowledge base materials, question-and-answer datasets, customer communications, investor engagement activity, website interaction analytics, sales and marketing data, and other enterprise-generated information for purposes of creating, training, refining, optimizing, deploying, and improving AI agents and enterprise automation systems.

Such Purchased Assets include all technologies, systems, and methodologies related to retrieval-augmented generation (“RAG”), workflow intelligence, agent-based automation, enterprise knowledge management, operational analytics, business process automation, behavioral analytics, customer interaction analysis, and AI-assisted decision-support systems, whether currently operational, under development, or in testing.

The Purchased Assets further include all rights to use, modify, commercialize, sublicense, and further develop all datasets, prompts, workflows, automation logic, training materials, configurations, model integrations, APIs, and operational intelligence systems used or developed in connection with the NetNudge AI Agent Platform Business.

To Seller’s knowledge, no current or former employee, contractor, consultant, developer, or third party retains any ownership interest, restriction, claim, reversionary right, or license limitation that would materially impair Buyer’s ability to operate, modify, commercialize, expand, or further develop the NetNudge AI Agent Platform Business following Closing.

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Assets of the NetNudge AI Agent Platform

1. Technology & Software Assets

Proprietary NetNudge AI Agent Platform (Core Technology)

1.2 Source Code & Repositories

●	Full ownership of all proprietary source code comprising the AI agent platform

●	Private repositories hosted on GitHub, including:

○	Validator orchestration logic

○	Slashing protection logic

○	Key management integrations

○	Monitoring and alerting services

○	Automation scripts and deployment pipelines

●	Version control history, documentation, and commit logs

●	No open-source copyleft dependencies that would impair commercial use (or list exceptions if any)

1.3 Cloud Infrastructure & DevOps

●	Production infrastructure hosted on Amazon Web Services (AWS), including:

○	EC2 instances and autoscaling groups

○	Secure VPC architecture with network segmentation

○	IAM policies and role-based access controls

○	Load balancing, redundancy, and failover configurations

●	Infrastructure-as-Code (IaC) using tools such as:

○	Terraform / CloudFormation (as applicable)

●	Continuous Integration / Continuous Deployment (CI/CD) pipelines enabling:

○	Automated testing

○	Controlled production releases

○	Rollback capability

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2. Documentation & Operational IP

●	Technical documentation, including:

○	System architecture diagrams

○	Deployment and scaling guides

○	Validator setup and maintenance manuals

●	Operational runbooks and SOPs

●	Security and compliance documentation

●	Internal training materials

6. Intellectual Property Rights

●	All intellectual property rights, including:

○	Copyright in source code and documentation

○	Trade secrets relating to optimization and infrastructure design

●	Exclusive right to use, modify, commercialize, and sublicense the AI agent platform

●	Domain names, AI agent platform naming rights, and branding related to the AI agent platform (if applicable)

3. Contracts & Platform Relationships (If Applicable)

●	Cloud service agreements (AWS)

●	Software tooling subscriptions

●	Third-party monitoring or security services

●	Any or delegation agreements with counterparties

4. Know-How & Operational Expertise

●	Institutional knowledge embedded in:

○	Validator operations

○	Network participation strategies

○	Security and custody best practices

●	Transferable operational processes and methodologies

●	Optional transition support and knowledge transfer (to be defined separately)

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NETNUDGE ASSETS

1.	Technology & Software Assets
-	NetNudge AI Agent Platform core AI system
-	AI agent orchestration engine
-	Backend services and APIs

2.	Source Code & Repositories
-	All proprietary source code
-	All GitHub/private repositories
-	Deployment scripts and pipelines

3.	Data & Models
-	AI training datasets (where transferable)
-	Prompt libraries and model configurations

4.	Infrastructure
-	Cloud hosting and environments
-	DevOps and CI/CD pipelines

5.	Documentation
-	Technical documentation
-	Architecture diagrams
-	Internal SOPs

6.	Intellectual Property
-	All copyrights, trade secrets, proprietary rights
7.	Domain
-	License to use www.netnudge.com from Codesharp LLC

8.	Goodwill
-	Brand, customer relationships, and business goodwill

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SCHEDULE 2.1(b)

ASSUMED CONTRACTS

[TO BE PROVIDED BY SELLER]

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SCHEDULE 5.7

PRIVILEGED AND CONFIDENTIAL

ATTORNEY-CLIENT COMMUNICATION

SEC WELLS NOTICE DISCLOSURE PROVISION

SEC Wells Notice; Regulatory Proceedings.

(a) Receipt and Disclosure of Wells Notice.

Buyer hereby represents and warrants to Seller that, prior to the date of this Agreement, Buyer received a written notice (the “Wells Notice”), dated on or about March 4, 2026, from the staff (the “Staff”) of the Division of Enforcement of the United States Securities and Exchange Commission (the “Commission”), indicating that the Staff intends to recommend that the Commission authorize an enforcement action against Buyer in connection with the matters described in the attached Wells Notice (the “Wells Notice Matter”). A true, correct, and complete description of the Wells Notice Matter, to the extent known to Buyer as of the date hereof, is set forth in Schedule 5.7.

(b) Nature of Wells Notice; No Finding of Liability.

Buyer represents and warrants that:

(i)	A Wells Notice constitutes a notification by Commission Staff of Staff’s present intention to recommend enforcement action to the Commission. A Wells Notice does not constitute a formal charge, a finding of liability or wrongdoing, or a final determination by the Commission that an enforcement action will in fact be authorized or filed. The Commission retains sole and independent authority to determine whether to authorize any enforcement action following receipt of Staff’s recommendation.

(ii)	As of the date of this Agreement, no formal order of investigation, complaint, indictment, or enforcement action has been filed, issued, or served upon Buyer by the Commission in connection with the Wells Notice Matter, except as otherwise disclosed.

(iii)	Buyer has not filed a written response to the Staff in connection with the Wells Notice (a “Wells Submission”) as of the date of this Agreement.

(iv)	To Buyer’s Knowledge, as of the date of this Agreement, the Wells Notice Matter is limited in scope to the subject matter described in the Wells Notice, and Buyer has no Knowledge of additional matters under active investigation by the Commission’s Staff that are not described in the Wells Notice.

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(c) Absence of Additional Undisclosed Regulatory Proceedings.

Except as disclosed in the Wells Notice, as of the date of this Agreement, Buyer is not a party to, nor has Buyer received written notice of, any pending or, to Buyer’s Knowledge, threatened action, suit, investigation, inquiry, or proceeding by or before the Commission, the Financial Industry Regulatory Authority (“FINRA”), any state securities regulator, or any other Governmental Authority that (i) relates to Buyer’s status as a publicly reporting company under the Securities Exchange Act of 1934, as amended, or (ii) could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(d) Covenant to Notify; Ongoing Disclosure Obligation.

From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, at the written request of the Seller, Buyer shall promptly (and in any event within five (5) Business Days) notify Seller in writing upon the occurrence of any of the following:

(i)	Any additional written communication Buyer receives from the Staff or the Commission materially updating, modifying, or supplementing the scope or subject matter of the Wells Notice Matter;

(ii)	A copy of any formal enforcement action issued against Buyer in connection with the Wells Notice Matter or any related matter;

(iii)	A written proposal from the Staff or the Commission with respect to, any settlement, consent order, deferred prosecution agreement, or other resolution of the Wells Notice Matter; and/or

(iv)	A copy of any judgment, order, or decree against Buyer that relates to or arises from the Wells Notice Matter

(e) Cooperation with Seller.

Buyer shall, upon the written request of the Seller, provide Seller with any material developments with respect to the Wells Notice Matter.

(f) Closing Condition — Material Adverse Effect of Wells Notice Matter.

The Seller specifically acknowledges that its obligation to consummate the Closing shall NOT be subject to the condition that, as of the Closing Date, no formal enforcement action, complaint, or cease-and-desist proceeding shall have been filed or issued by the Commission against Buyer in connection with the Wells Notice Matter. Seller acknowledges knowledge of the Wells Notice and the Wells Notice Matter and intends to proceed with the Closing notwithstanding this matter.

For the avoidance of doubt, the existence of the Wells Notice or the institution of an enforcement action shall not constitute a Material Adverse Effect for purposes of this Agreement.

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